Exhibit Number 99.1

DIGITAL ALLY, INC ANNOUNCES FIRST QUARTER 2021 OPERATING RESULTS

LENEXA, Kansas (May 17, 2021) – Digital Ally, Inc. (Nasdaq: DGLY), which develops, manufactures and markets advanced video surveillance products for law enforcement, homeland security and commercial applications, today announced its first quarter 2021 operating results. An investor conference call is scheduled for 11:15 p.m. EDT on Tuesday, May 18, 2021 (see details below).

Highlights for the first quarter ended March 31, 2021

●	Total revenues increased in 2021 to $2,535,829 from $2,425,745 in 2020. The primary reason for the overall revenue increase is an increase of $146,041 (8%), in product revenues, offset by a slight decline in service and other revenue of $35,957 (5%), from 2020 levels. Products revenues experienced an increase due to revenues generated by the Company’s new ThermoVU™ and Shield™ product lines introduced to the market in 2020. Additionally, the Company experienced an increase in DVM-800 sales during the first quarter of 2021 in comparison to the same period in 2020. Service and other revenues declined over the prior period due to continuing impacts of the Covid-19 pandemic, as travel restrictions have affected many of our commercial customers in particular the cruise ship industry and the elimination of public events continue to adversely affect our installation and situational security revenues.

●	During 2020, continuing into the first quarter 2021, the Company added two new lines of branded products: (1) the ThermoVu™ which is a line of self-contained temperature monitoring systems that provides alerts and controls facility access when an individual’s temperature exceeds a pre-set threshold and (2) our Shield™ disinfectants and cleansers which are for use against viruses and bacteria. We began offering such products beginning late in the second quarter 2020 and experienced strong demand. Shield™ disinfectants has been listed on the United States Environmental Protection Agency’s List N: Disinfectants for Use Against SARS-CoV-2, the virus that causes COVID-19. We expect continued revenues from these two new product lines in future quarters as the economy continues to recover from the COVID-19 pandemic. The Company has also begun expanding the ShieldTM brand with additional products to complement these new safety product lines. These branded products are being offered to our first responder customers including police, fire, and paramedics. Commercial customers such as schools, cruise lines, taxicab, and para transit are natural users for the products, which the Company is actively pursuing.

●	On January 14, 2021, we consummated a registered direct offering of 2,800,000 shares of common stock at $3.095 per share, warrants to purchase 10,000,000 shares of common stock at $3.25 per share and prefunded warrants to purchase 7,200,000 shares of common stock, at $3.095 per share ($3.085 prefunded at closing). The net proceeds, after deducting underwriting discounts, commissions, and other expenses in connection with the offering, were approximately $28.9 million. We plan to use the net proceeds from the January Offering for working capital, product development, order fulfillment and for general corporate purposes. This offering was completed under the Company’s effective shelf registration statement on Form S-3.

●	On February 1, 2021, we consummated a registered direct offering of 3,250,000 shares of common stock at $2.80 per share, warrants to purchase 14,300,000 shares of common stock at $3.25 per share and prefunded warrants to purchase 11,050,000 shares of common stock at a price of $2.80 per share ($2.79 prefunded at closing). The net proceeds, after deducting underwriting discounts and commissions and other expenses in connection with the offering, were approximately $37.5 million. We plan to use the net proceeds from the February Offering for working capital, product development, order fulfillment and for general corporate purposes. This offering was completed under the Company’s effective shelf registration statement on Form S-3.

●	Our overall gross margin percentage decreased to 32% in the first quarter 2021 compared to 52% in 2020. The decline is attributable to increased inbound freight costs due to the impacts of the COVID-19 pandemic, a reduction in the overall sales mix represented by higher-margin service sales, and increases to inventory reserves during the first quarter 2021 compared to 2020. Our goal continues to improve our margins to 60% over the longer term based on the expected margins of our EVO-HD, DVM-800, VuLink, FirstVU HD, ThermoVuTM, ShieldTM disinfectants and our cloud evidence storage and management offering if they gain traction in the marketplace and subject to a normalizing economy in the wake of the COVID-19 pandemic.

●	Selling, general and administrative expenses were $3,667,575 and $3,192,396 for the first quarter 2021 and 2020, respectively, an increase of $485,179 (15%). The increase was attributable to an increase in travel expenses as COVID-19 restrictions begin to ease, as well as an increase in insurance expenses for the first quarter 2021 compared to 2020. We have incurred substantial increases in our insurance premiums for general liability and related coverages that are generally the impact of COVID-19 on such coverages.

●	During the first quarter of 2021, the Company issued detachable warrants to purchase a total of 42,500,000 shares of Common Stock in association with the two registered direct offerings previously described. The underlying warrant agreement terms provide for net cash settlement outside the control of the Company in the event of tender offers under certain circumstances. As such, the Company is required to treat these warrants as derivative liabilities which are valued at their estimated fair value at their issuance date and at each reporting date with any subsequent changes reported in the statement of operations as the change in fair value of warrant derivative liabilities. The change in fair value of the warrant derivative liabilities from their issuance date to March 31, 2021 totaled $24,552,257 which was recognized as a gain in the first quarter of 2021.

●	The COVID-19 pandemic represents a fluid situation that presents a wide range of potential impacts of varying durations for different global geographies, including locations where we have offices, employees, customers, vendors and other suppliers and business partners. Like most US-based businesses, the COVID-19 pandemic and efforts to mitigate the same began to have impacts on our business in March 2020. During 2020, and continuing in early 2021, we have observed decreases in demand from certain customers, including primarily our law-enforcement and commercial customers.

Given the fact that our products are sold through a variety of distribution channels, we expect our sales will experience more volatility as a result of the changing and less predictable operational needs of many customers as a result of the COVID-19 pandemic. We are aware that many companies, including many of our suppliers and customers, are reporting or predicting negative impacts from COVID-19 on future operating results. Although we observed significant declines in demand for our products from certain customers during 2020, and continuing in early 2021, we believe that it remains too early for us to know the exact impact COVID-19 will have on the long-term demand for our products. We also cannot be certain how demand may shift over time as the impacts of the COVID-19 pandemic may go through several phases of varying severity and duration.

Like most companies, we have taken a range of actions with respect to how we operate to assure we comply with government restrictions and guidelines as well as best practices to protect the health and well-being of our employees and our ability to continue operating our business effectively. To date, we have been able to operate our business effectively using these measures and to maintain all internal controls as documented and posted. We also have not experienced significant challenges in maintaining business continuity and do not expect to incur material expenditures to do so. However, the impacts of COVID-19 and efforts to mitigate the same have remained unpredictable and it remains possible that challenges may arise in the future.

Recent Developments

On April 30, 2021, the Company closed on the purchase and sale agreement to acquire a 71,361 square foot building located in Lenexa, Kansas, which is intended to serve as the Company’s future headquarters office and warehouse. The building contains approximately 30,000 square foot of office space and the remainder warehouse space. The total purchase price is approximately $5.3 million, the Company funded the purchase price with cash on hand, without the need for external debt or other financing.

Management Comments

Stanton E. Ross, Chief Executive Officer of Digital Ally, stated, “We are very pleased to report a 4% increase in total revenues for the first quarter of 2021 as compared to 2020. Importantly, we were able to report improvements in revenue and net loss regardless of the challenges to our legacy business caused by the COVID-19 pandemic during 2021 and 2020. Our decision not to stand still during the COVID-19 pandemic and proactively expand our product offerings to include the ThermoVU and Shield lines has proven to be successful as they continued to generate significant revenues and opportunities during the first quarter of 2021. We are considering further expansion of the ThermoVU and Shield product lines to include complementary products that we hope they will achieve similar market acceptance. We completed two registered direct offerings during the first quarter of 2021 which yielded total net proceeds of approximately $66.4 million. As a result, we have substantial liquid resources available to us that will enable us to pursue organic expansion of our legacy business as well as potential acquisitions. We continue to pursue and review several opportunities and are proceeding cautiously given the current environment and future uncertainties. We will inform our investors as we attempt to take advantage of new business opportunities and to expand our existing business lines to benefit the Company and its shareholders for 2021 and beyond” concluded Ross.

First Quarter 2021 Operating Results

For the first quarter 2021, our total revenue increased by 4% to $2,535,829, compared with revenue of $2,425,745 for the first quarter 2020.

Gross profit decreased 36% to $811,882 for the first quarter 2021 versus $1,265,028 in 2020. Our gross margin decline is primarily attributable to the cost of sales as percentage of revenues increasing to 68% for first quarter 2021 from 48% for 2020.

Selling, General and Administrative (“SG&A”) expenses increased approximately 15% to $3,677,575 in the first quarter 2021 versus $3,192,396 in 2020. The increase was attributable to an increase in travel expenses for the first quarter 2021 as compared to 2020, as COVID-19 restrictions begin to ease. Additionally, increases in insurance expenses for the first quarter 2021 contributed to the increase, along with the Company beginning to increase staff levels in the first quarter 2021 in comparison to 2020.

We reported an operating loss of $2,865,693 for the first quarter 2021, compared to an operating loss of $1,927,368 in 2020.

During the first quarter of 2021, the Company issued detachable warrants to purchase a total of 42,500,000 shares of Common Stock in association with the two registered direct offerings completed in the first quarter of 2021. The underlying warrant agreement terms provide for net cash settlement outside the control of the Company under certain circumstances in the event of tender offers. As such, the Company is required to treat these warrants as derivative liabilities which are valued at their estimated fair value at their issuance date and at each reporting date with any subsequent changes reported in the statement of operations as the change in fair value of warrant derivative liabilities. The change in fair value of the warrant derivative liabilities from the issuance date to March 31, 2021 was $24,552,257, which was recognized as a gain in the Statement of Operations for the first quarter ended March 31, 2021.

We reported net income of $21,721,858, or $0.49 per share, in the first quarter ended March 31, 2021 compared to a prior-year net loss of ($2,334,110) or ($0.17) per share. This represents an improvement of $24,055,968 or 1,031% when comparing the first quarter of 2021 to the same period in 2020. No income tax provision or benefit was recorded in the either 2021 or 2020 as the Company has maintained a full valuation reserve on its deferred tax assets.

Investor Conference Call

The Company will host an investor conference call at 11:15 a.m. EDT on Tuesday, May 18, 2021, to discuss its operating results for the first quarter 2021, developments related to its disinfectant and safety products, the impact of the Covid-19 pandemic and other topics of interest. Shareholders and other interested parties may participate in the conference call by dialing 844-761-0863 and entering conference ID# 2687583 a few minutes before 11:15 a.m. EDT on Tuesday, May 18, 2021.

A replay of the conference call will be available two hours after its completion, from May 18, 2021 until 11:59 p.m. on July 17, 2021 by dialing 855-859-2056 and entering the conference ID # 2687583.

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This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. These forward-looking statements are based largely on the expectations or forecasts of future events, can be affected by inaccurate assumptions, and are subject to various business risks and known and unknown uncertainties, a number of which are beyond the control of management. Therefore, actual results could differ materially from the forward-looking statements contained in this press release. A wide variety of factors that may cause actual results to differ from the forward-looking statements include, but are not limited to, the following: whether the Company will be able to successfully identify and execute on opportunities to expand its current business lines and/or new acquisition targets and that it will be successful in integrating such new businesses in order to generate profits for the Company; whether the Company will be able to improve its revenue and operating results, especially in light of the adverse effects of the Covid-19 pandemic on our customers, suppliers and employees; whether it will be able to resolve its liquidity and operational issues given the impact of the Covid-19 pandemic; whether it will be able to achieve improved production and other efficiencies to restore its gross and operating margins in the future; whether the Company will be able to continue to expand into non-law enforcement markets, including disinfectant/sanitizer and temperature screening products, and increase its service based revenue; whether the Company has resolved its product quality and supply chain issues; whether the EVO-HD will help the Company increase its product revenues; whether the Company will continue to experience declines in legal expenses as a result of concluding its patent litigation; whether and the extent to which the US Patent and Trademark Office (USPTO) rulings will curtail, eliminate or otherwise have an effect on the actions of competitors and others in the marketplace respecting the Company, its products and customers; its ability to deliver its newer product offerings as scheduled, and in particular the new EVO-HD product platform, obtain the required components and products on a timely basis, and have them perform as planned; its ability to maintain or expand its share of the markets in which it competes, including those outside the law enforcement industry; whether it will be able to adapt its technology to new and different uses, including being able to introduce new products; competition from larger, more established companies with far greater economic and human resources; its ability to attract and retain customers and quality employees; the effect of changing economic conditions; and changes in government regulations, tax rates and similar matters. These cautionary statements should not be construed as exhaustive or as any admission as to the adequacy of the Company’s disclosures. The Company cannot predict or determine after the fact what factors would cause actual results to differ materially from those indicated by the forward-looking statements or other statements. The reader should consider statements that include the words “believes,” “expects,” “anticipates,” “intends,” “estimates,” “plans,” “projects,” “should,” or other expressions that are predictions of or indicate future events or trends, to be uncertain and forward-looking. It does not undertake to publicly update or revise forward-looking statements, whether because of new information, future events or otherwise. Additional information respecting factors that could materially affect the Company and its operations are contained in its Annual Report on Form 10-Q for the three months ended March 31, 2021 and in its annual report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission (the “SEC”).

For Additional Information, Please Contact:

Stanton E. Ross, CEO, at (913) 814-7774 or

Thomas J. Heckman, CFO, at (913) 814-7774

(Financial Highlights Follow)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

MARCH 31, 2021 AND DECEMBER 31, 2020

	March 31, 2021 (Unaudited)	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$67,626,240	$4,361,758
Accounts receivable-trade, less allowance for doubtful accounts of $123,224 – March 31, 2021 and December 31, 2020	1,131,389	1,705,461
Other receivables	1,909,392	1,529,920
Inventories, net	8,889,916	8,202,274
Prepaid expenses	1,830,666	2,030,693

Total current assets	81,387,603	17,830,106

Furniture, fixtures and equipment, net	711,020	666,800
Intangible assets, net	392,196	392,564
Operating lease right of use assets, net	748,741	753,175
Other assets	1,342,173	1,154,881

Total assets	$84,581,733	$20,797,527

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$666,067	$1,144,676
Accrued expenses	865,724	796,094
Current portion of operating lease obligations	117,322	113,484
Contract liabilities-current	1,608,384	1,647,469
Subordinated notes payable – current portion	12,234	11,727
Warrant derivative liabilities	26,663,802	—
Income taxes payable	7,158	7,158

Total current liabilities	29,940,691	3,720,608

Long-term liabilities:
Subordinated notes payable – long term	147,766	148,273
Operating lease obligation, long term	703,983	723,272
Contract liabilities-long term	2,030,224	1,848,869

Total liabilities	32,822,664	6,441,022

Commitments and contingencies

Stockholders’ Equity:
Common stock, $0.001 par value per share; 100,000,000 shares authorized; 51,577,209 shares issued – March 31, 2021 and 26,834,709 shares issued – December 31, 2020	51,577	26,835
Additional paid in capital	122,157,360	106,501,396
Treasury stock, at cost (63,518 shares)	(2,157,226)	(2,157,226)
Accumulated deficit	(68,292,642)	(90,014,500)

Total stockholders’ equity	51,759,069	14,356,505

Total liabilities and stockholders’ equity	$84,581,733	$20,797,527

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2021 FILED WITH THE SEC)

DIGITAL ALLY, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE THREE MONTHS ENDED

MARCH 31, 2021 AND 2020

(unaudited)

	Three months ended March 31, 2021	Three months ended March 31, 2020
Revenue:
Product	$1,912,577	$1,766,536
Service and other	623,252	659,209

Total revenue	2,535,829	2,425,745

Cost of revenue:
Product	1,561,310	989,247
Service and other	162,637	171,470

Total cost of revenue	1,723,947	1,160,717

Gross profit	811,882	1,265,028

Selling, general and administrative expenses:
Research and development expense	448,965	485,748
Selling, advertising and promotional expense	596,755	682,381
General and administrative expense	2,631,855	2,024,267

Total selling, general and administrative expenses	3,677,575	3,192,396

Operating loss	(2,865,693)	(1,927,368)

Other income (expense):
Interest income	41,686	6,263
Interest expense	(1,427)	(307,560)
Change in fair value of secured convertible notes	—	(412,445)
Change in fair value of proceeds investment agreement	—	307,000
Change in fair value of short-term investments	(4,964)	—
Change in fair value of warrant derivative liabilities	24,552,257	—

Total other income (expense)	24,587,551	(406,742)

Income (loss) before income tax benefit	21,721,858	(2,334,110)
Income tax benefit	—	—

Net income (loss)	$21,721,858	$(2,334,110)

Net income (loss) per share information:
Basic	$0.49	$(0.17)
Diluted	$0.49	$(0.17)

Weighted average shares outstanding:
Basic	44,766,135	13,888,438
Diluted	44,766,135	13,888,438

(FOR ADDITIONAL INFORMATION, PLEASE REFER TO THE COMPANY’S QUARTERLY REPORT ON FORM 10-Q FOR THE THREE MONTHS ENDED MARCH 31, 2021 FILED WITH THE SEC)